EXHIBIT 10.1
EMPLOYMENT AGREEMENT
     This AGREEMENT, made and entered into this 29th day of July, 1998 by and between RELIANCE BANCSHARES, INC. (“Bancshares”), a Missouri Corporation and JERRY S. VON ROHR (“Executive”), an individual.
     WHEREAS, Bancshares has undertaken a program to organize and to acquire all of the capital stock of Reliance Bank (“Bank”) and Executive has organized Bancshares and will direct the operations of Bancshares during the period while the said organization is pending; and
     WHEREAS, both before and after the organization of Reliance Bank by Bancshares, Bancshares wishes to assure itself of the services of Executive for the period provided in this Agreement, and Executive is willing to serve in the employ of Bancshares on a full-time basis for said period, and upon the other terms and conditions hereinafter provide.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:
     1. Employment. Bancshares agrees to employ Executive, and Executive agrees to enter the employ of Bancshares in the capacity provided herein, for the period stated in paragraph 3 hereof and upon the terms and conditions herein provided.
     2. Position and Responsibilities. During the period of his employment hereunder, Executive agrees to serve as Chairman, President and Chief Executive Officer of Bancshares and Chairman President and Chief Executive Officer of Bank, reporting directly to the Board of Directors of Bancshares. During said period, Executive also agrees to serve as an officer and director of any other subsidiary or affiliate of Bancshares.
     3. Term and Duties.
     (a) Term of Employment. The period of Executive’s employment under this Agreement shall commence on September 1, 1998 and shall continue for a period of sixty (60) full calendar months thereafter. Commencing September 1, 2003, this Agreement shall continue for consecutive one (1) year periods unless either party terminates the same by giving written notice to the other not less than sixty (60) days before September 1 each year.
     (b) Duties. During the period of his employment hereunder and except for illness and reasonable vacation periods, Executive shall devote all his business time, attention, skill and efforts to the faithful performance of his duties hereunder; provided, however, that, with the approval of the Board of Directors of Bancshares, from time to time, Executive may serve, or continue to serve, on the Board of Directors of, and hold any other offices or positions in, companies or organizations, which in such Board’s judgment, will not present any conflict of interest with Bancshares or any of its subsidiaries or affiliates or divisions or materially affect the performance of Executive’s duties pursuant to this Agreement.
     4. Compensation and Reimbursement of Expenses.
     (a) Compensation. For all services rendered by Executive in any capacity during his employment under this Agreement, including without limitation, services as an executive, officer, director or member of any committee or Bancshares or of any subsidiary, affiliate or division thereof, Bancshares shall pay or cause to be paid to Executive as compensation (i) a salary of not less than $135,000 per year (adjusted on January 1, 2000) and each year thereafter to reflect the increase since December 31, 1998 in the Consumer Price Index for All Urban Consumers); (ii) any increases granted by the Board of Directors from time to time; (iii) fees paid for services as a director of any entity, and (iv) such bonus, if any, as may be awarded to Executive from time to time by the Board of Directors of Bancshares or by a committee designated by the Board. Such salary shall be payable in accordance with the customary payroll practices of Bancshares, but in no event less frequently than semi-monthly, and any such bonus shall be payable in the manner specified by such committee or such Board of Directors at the time any such bonus is awarded.
     (b) Reimbursement of Expenses. Bancshares shall pay or cause to be paid to or to reimburse Executive for all reasonable travel and other expenses incurred by Executive in performing his obligations under this agreement, including, but not limited to, state and national banking conventions, conferences and seminars. Bancshares further agrees to furnish Executive with a private office and secretary and such other assistance and accommodations as shall be suitable to the character of Executive’s position with Bancshares and adequate for the performance of his duties hereunder.
     5. Participation in Benefit Plans. The payments provided in paragraph 4 hereof are in addition to any benefits to which Executive may be, or may become, entitled under any group hospitalization, health or sick-leave plan, life insurance plan, disability plan, stock option plan, employee benefit plan, profit sharing plan or retirement plan. Executive shall be entitled to participate in all of such plans as are generally available to employees of Bancshares’ subsidiaries. Bancshares agrees to provide Executive with an automobile of a make and model appropriate for his position and to pay Executive’s dues and assessments at Sunset Country Club.
     6. Noncompetition and Confidential Information. During the sixty (60) months term of this Agreement, and thereafter as it continues, Executive will not directly or indirectly own greater than 5 percent equity interest in any class of stock of, or manage, operate, participate in, be employed by, perform consulting services for, or otherwise be connected in any manner with any firm, person, corporation, or enterprise engaged in banking, trust services, financial services, savings and loan, thrift or credit union business or for a holding company engaged in such business which would be competitive with the business of Bancshares, except with the approval of the Board of Directors of Bancshares. This limitation shall cover an area within a radius of fifty (50) miles from the headquarters of Bancshares in St. Louis County, Missouri. Executive will not at any time disclose to others any trade secrets, business information or other confidential information including customer lists, relating to Bancshares or to the business of Bancshares and confirms that such information constitutes the exclusive property of Bancshares, including all of its subsidiaries or affiliates.
     7. Assistance with Litigation. For a period of five (5) years after the end of the last period for which Executive shall have received any compensation under this Agreement, Executive shall furnish such information and proper assistance as may be reasonably necessary in connection with any litigation in which Bancshares is then or may become involved.
     8. Failure to Comply. If Executive shall, without the written consent of Bancshares, cease to render services as required by this Agreement or if Executive shall breach paragraph 6 above, he will thereby relinquish all rights to any benefits hereunder, including future salary payments, and Bancshares shall reserve whatever rights it may have against him under this Agreement or otherwise, including the right to enforce the provisions of paragraph 6.
     9. Restrictions on Executive. Executive recognizes and acknowledges that the services to be rendered by him hereunder are of special and unique character and that the restrictions on Executive’s activities contained in this Agreement are required for Bancshares’ reasonable protection. Executive agrees that if he shall breach this Agreement, Bancshares will be entitled, if it so elects to institute and prosecute proceedings at law or in equity to obtain damages with respect to such breach or to enforce the specific performance of this Agreement by Executive or to enjoin Executive from engaging in any activity in violation hereof.

     10. Consolidation, Merger, or Sale of Assets. Nothing in this Agreement shall preclude Bancshares from consolidating or merging into or with, or transferring all or substantially all of its assets to another corporation which assumes this Agreement and all obligations and undertakings of Bancshares hereunder. Upon such a consolidation, merger, or transfer of assets and assumption, the term “Bancshares” as used herein, shall mean such other corporation and this Agreement shall continue in full force and effect.
     11. Termination. If Executive shall be guilty of bad faith or dishonesty or incompetency in the conduct of Executive’s duties under this Agreement, Bancshares may terminate this Agreement upon written notice to Executive. This Agreement will also terminate if Bancshares fails to organize the Bank.
     12. Effective Date. This Agreement shall become effective on September 1, 1998.
     13. Governing Law. This Agreement has been executed and delivered in the State of Missouri, and its validity, interpretation, performance, or enforcement shall be governed by the laws of said State.
     IN WITNESS WHEREOF, the parties have executed this Agreement, as of the day and year first above written.

RELIANCE BANCSHARES, INC.

By	/s/ Fortis M. Lawder

Secretary

/s/ Jerry S. Von Rohr

Jerry S. Von Rohr